Exhibit 99(a)

BIG RIVER RESOURCES, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011 and 2010

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants
Willmar, Minnesota

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Big River Resources, LLC
West Burlington, Iowa

We have audited the accompanying consolidated balance sheets of Big River Resources, LLC (an Iowa limited liability company) as of December 31, 2011 and 2010 and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big River Resources, LLC as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants

February 8, 2012

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

	2011	2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$27,484,477	$20,071,789
Receivables	13,279,833	8,327,216
Inventories	83,315,365	82,006,748
Prepaid expenses	1,821,442	1,684,999
Derivative instruments	13,956,547	37,599,399

TOTAL CURRENT ASSETS	139,857,664	149,690,151

PROPERTY AND EQUIPMENT
Land and land improvements	41,449,528	32,251,260
Building structure	78,435,674	64,759,061
Grain equipment	42,791,885	36,471,131
Process equipment	321,559,477	277,690,382
Other equipment	9,291,731	7,667,487
Construction in progress	35,583	143,292

	493,563,878	418,982,613
Accumulated depreciation	(96,395,970)	(68,056,674)

	397,167,908	350,925,939

OTHER ASSETS
Investments	7,318,962	5,082,606
Deposits	200,000	200,000
Notes receivable	307,541	311,979
Financing costs, net of amortization	1,528,186	1,634,262

	9,354,689	7,228,847

TOTAL ASSETS	$546,380,261	$507,844,937

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

	2011	2010

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Checks written in excess of funds on deposit	$1,262,066	$—
Payables
Trade	8,344,706	9,577,487
Grain	26,851,627	11,700,616
Accrued expenses	6,134,052	5,036,097
Deferred sales	2,748,123	1,610,851
Note payable - revolving line of credit	—	6,000,000
Current maturities of long-term debt	27,457,874	44,769,030

TOTAL CURRENT LIABILITIES	72,798,448	78,694,081

LONG-TERM DEBT, less current maturities	111,928,348	129,936,180

MEMBERS’ EQUITY
Members’ capital	328,429,511	277,699,596
Noncontrolling interest	33,223,954	21,515,080

	361,653,465	299,214,676

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$546,380,261	$507,844,937

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2011 and 2010

	2011	2010

SALES	$1,162,307,802	$742,162,967

COST OF SALES	1,057,101,237	658,996,076

GROSS PROFIT	105,206,565	83,166,891

OPERATING EXPENSES	15,861,359	12,121,056

INCOME FROM OPERATIONS	89,345,206	71,045,835

OTHER INCOME (EXPENSES)
Interest expense	(6,994,003)	(7,739,203)
Other income	5,196,230	293,314

	(1,797,773)	(7,445,889)

NET INCOME BEFORE NONCONTROLLING INTEREST	87,547,433	63,599,946

NONCONTROLLING INTEREST IN SUBSIDIARY’S INCOME	(16,163,118)	(11,121,621)

NET INCOME	$71,384,315	$52,478,325

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
Years Ended December 31, 2011 and 2010

	Members’ Equity	Noncontrolling Interest

Balance - December 31, 2009	$241,744,791	$11,892,077

Distributions to members	(16,523,520)	(1,498,618)

Net income	52,478,325	11,121,621

Balance - December 31, 2010	277,699,596	21,515,080

Distributions to members	(20,654,400)	(4,454,244)

Net income	71,384,315	16,163,118

Balance - December 31, 2011	$328,429,511	$33,223,954

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATING STATEMENTS OF CASH FLOWS
Years Ended December 31, 2011 and 2010

	2011	2010

OPERATING ACTIVITIES
Net income	$71,384,315	$52,478,325
Charges to net income not affecting cash
Depreciation and amortization	28,810,264	27,810,317
Loss on derivative instruments	40,131,892	22,411,659
Investment earnings	(2,541,918)	(377,704)
Noncontrolling interest in subsidiaries’ gain	16,163,118	11,121,621
Decrease (increase) in current assets
Receivables	(4,952,617)	17,970,238
Inventories	(1,308,617)	(49,560,665)
Net cash paid on derivative instruments	(16,489,040)	(57,139,918)
Prepaid expenses	(135,443)	1,313,616
Increase (decrease) in current liabilities
Accounts payable	14,175,250	4,737,436
Accrued expenses	858,976	(34,224)
Deferred sales	1,137,272	1,610,851

NET CASH PROVIDED BY OPERATING ACTIVITIES	147,233,452	32,341,552

INVESTING ACTIVITIES
Payments for financing costs	(225,376)	—
Purchase of property and equipment	(74,738,822)	(13,335,402)
Proceeds from sale (purchase) of investments	309,000	(807,979)

NET CASH USED IN INVESTING ACTIVITIES	(74,655,198)	(14,143,381)

FINANCING ACTIVITIES
Principal payments on long-term debt borrowings	(64,361,097)	(32,583,353)
Proceeds from long-term debt borrowings	53,250,000	—
Net borrowings (payments) on long-term revolving loan	(24,207,891)	6,207,891
Net borrowings (payments) on revolving line of credit	(6,000,000)	6,000,000
Checks written in excess of funds on deposit	1,262,066	—
Noncontrolling distributions	(4,454,244)	(1,498,618)
Distribution to members	(20,654,400)	(16,523,520)

NET CASH USED IN FINANCING ACTIVITIES	(65,165,566)	(38,397,600)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,412,688	(20,199,429)

CASH AND CASH EQUIVALENTS - beginning of year	20,071,789	40,271,218

CASH AND CASH EQUIVALENTS - end of year	$27,484,477	$20,071,789

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS - Big River Resources, LLC, its wholly-owned subsidiaries, Big River Resources West Burlington, LLC (West Burlington), Big River Resources Galva, LLC (Galva), Big River Resources Boyceville, LLC (Boyceville), its 50% joint venture Big River Resources Grinnell, LLC (Grinnell) and its 50.5% ownership in Big River United Energy, LLC, (collectively, the company) are limited liability companies.

West Burlington owns and operates an ethanol plant located in West Burlington, Iowa with an annual production nameplate capacity of 92 million gallons of denatured ethanol. The company produces ethanol, non-food grade corn oil and distiller grains for commercial sales throughout the United States. The company operates grain elevators near Monmouth and Edgington, Illinois which buy corn and soybeans from farmers as a reserve corn supply to the ethanol operations in West Burlington, Iowa and Galva, Illinois and for soybean sales throughout the United States.

Galva owns and operates a 100 million gallon annual production nameplate capacity ethanol plant near Galva, Illinois. The company produces ethanol, distiller grains and non-food grade corn oil for commercial sales throughout the United States and exports.

Boyceville was formed on October 6, 2011 to acquire and operate an ethanol plant located in Boyceville, Wisconsin with an annual production nameplate capacity of 55 million gallons. The company began production of ethanol, distiller grains, and non-food grade corn oil for commercial sales throughout the United States on December 1, 2011.

Grinnell is a development stage company that was organized to construct an ethanol plant near Grinnell, Iowa with a planned annual nameplate capacity of 100 million gallons. As of December 31, 2011, the company has no formal plans to develop the plant.

Big River United Energy, LLC owns and operates an ethanol plant located in Dyersville, Iowa with an annual production nameplate capacity of 100 million gallons of denatured ethanol. The company produces ethanol, distiller grains and non-food grade corn oil for commercial sales throughout the United States and exports.

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Big River Resources, LLC, and its subsidiaries. All significant intercompany account balances and transactions have been eliminated.

The company accounts for its investment in Grinnell on a consolidated basis because it is a variable interest entity and the company is its primary beneficiary.

FISCAL REPORTING PERIOD - The company has adopted a fiscal year ending December 31 for reporting financial operations.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.

REVENUE RECOGNITION - Revenues from the production of ethanol, distillers grains, and corn oil are recorded at the time title to the goods and all risks of ownership transfer to customers and the settlement price is realizable. Denatured ethanol, distillers grains and corn oil are generally shipped FOB shipping point. Undenatured ethanol is generally shipped FOB destination.

CASH AND CASH EQUIVALENTS - The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK -The company extends credit to its customers in the ordinary course of business. The company performs periodic credit evaluations of its customers and generally does not require collateral. The company’s operations may vary with the volatility of the commodity markets. The company’s cash balances are maintained in bank depositories and periodically exceed federally insured limits.

RECEIVABLES - The company has engaged the services of national marketers to sell substantially all of its ethanol and a portion of its distillers production. The marketers handle nearly all sales functions including billing, logistics, and sales pricing. Once product is shipped, the marketers assume the risk of payment from the consumer and handle all delinquent payment issues. The company markets its own grain, local distiller grains and non-food grade corn oil. The company generally bills weekly with payments due within 10 days of the invoice date, and considers accounts older than 120 days to be delinquent and would generally initiate collection procedures. If the collection procedures have not provided collection within one year of the invoice date, management generally will write off the account as a bad debt. Trade receivables are recorded net of anticipated uncollectible amounts. As of December 31, 2011 and 2010, there was no allowance for uncollectible amounts.

INVENTORIES - The company’s method of accounting for ethanol, ethanol production in process, co-products, corn inventories, and soybeans and corn held at the elevators is valued at net realizable value (NRV). The parts, chemicals and ingredients inventories are recorded at the lower of cost (average cost method) or market method (LCM).

PROPERTY AND EQUIPMENT -Property and equipment are stated at the lower of cost or fair value. Significant additions and betterments are capitalized with expenditures for maintenance, repairs and minor renewals being charged to operations as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PROPERTY AND EQUIPMENT (continued)

Land improvements	15–20 years
Building structure	5–20 years
Grain equipment	5–20 years
Process equipment	5–20 years
Other equipment	3–15 years

The company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The company did not recognize any long-lived asset impairment loss for the years ended December 31, 2011 and 2010.

DERIVATIVE INSTRUMENTS -The company recognizes its derivatives in the balance sheet and measures these instruments at fair value. In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings. If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the derivative instrument and the related change in value of the underlying hedged item.

Furthermore, the company must designate the hedging instruments based upon the exposure being hedged as a fair value hedge or a cash flow hedge. The company’s derivatives are not designated as hedges for accounting purposes. For derivative instruments that are not accounted for as hedges, the change in fair value is recorded through earnings in the period of change.

The company records its forward purchase and sales commitments at fair value as derivative instruments which the company believes to represent more accurate financial reporting. These contracts are marked to market as an asset or liability and a corresponding gain or loss is recognized for the change in market value.

INVESTMENTS -Investments include stock in a lending cooperative bank and in the company’s cooperative ethanol marketer and membership units in an ethanol plant located in Mitchell County, Iowa. The company records the investments in the cooperative bank and ethanol marketer at cost which includes its share of the allocated patronage equities. The membership units in the ethanol plant are recorded at cost. Investments include real estate properties near Dyersville, Iowa which are held for re-sale. The company carries these investments on the balance sheet at fair market value.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

DEPOSITS - Deposits include monies deposited for a distilled spirits bond and is recorded at the scheduled recoverable value.

NOTES RECEIVABLE - The company has sold real estate properties and provided long term financing to the purchasers in the form of notes which are carried as other non-current assets. The notes are on a 30 year amortization schedule with balloon payments due in 2015 and 2016 and bear interest at 5.5%. The current portion of these notes as of December 31, 2011 and 2010 is approximately $4,300 which is included in other receivables.

FINANCING COSTS - Financing costs are recorded at cost and include expenditures directly related to securing debt financing. Amortization is computed using the straight-line method over the loans’ terms.

NONCONTROLLING INTEREST - This represents the noncontrolling partners’ share of the equity and income of Big River Resources Grinnell, LLC and Big River United Energy, LLC. Noncontrolling interests are classified in the consolidated statements of operations as a part of net income and the accumulated amount of noncontrolling interests are classified in the consolidated balance sheets as a part of members’ equity.

DEFERRED SALES - The company receives advances for ethanol shipments based on provisional pricing prior to the recognition of the sale. These advances are carried as current liabilities on the balance sheet until the criteria to recognize the revenue is met and the sale is recognized. As of December 31, 2011 and 2010, the company has received $2,748,123 and $1,610,851 respectively in advances for shipments which have not met the revenue recognition criteria.

FAIR VALUE OF FINANCIAL INSTRUMENTS -Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value of an asset or liability is determined based on a hierarchy. The fair value hierarchy has three levels of inputs, both observable and unobservable. Fair value is determined using the lowest possible level of input. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in its balance sheets, the company has elected not to record any other assets or liabilities at fair value. No events occurred during the years ended December 31, 2011 and 2010 that would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued) - The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value. It is not currently practicable to estimate the fair value of the debt financing. Because these agreements contain certain unique terms, covenants, and restrictions, there are no readily determinable similar instruments on which to base an estimate of fair value.

INCOME TAXES - The company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the company’s earnings pass through to the members and are taxed at the member level. The company files income tax returns in the U.S. federal jurisdiction and in the states of Iowa, Illinois and Wisconsin. As of December 31, 2011, the company is no longer subject to U.S. federal and state income tax examinations by tax authorities for tax years before 2008.

RECLASSIFICATIONS -Certain amounts in the 2010 financial statements have been reclassified to conform with 2011 classifications. These reclassifications had no effect on net income as previously reported.

NOTE B: INVENTORIES

	2011	2010

Ethanol	$26,596,823	$28,503,119
Production in process	8,868,315	7,826,334
Distiller grains	1,993,608	1,880,214
Corn	19,241,805	16,338,527
Corn oil	126,913	151,239
Spare parts	4,026,725	2,460,020
Chemicals and ingredients	1,924,992	1,293,971
Corn and soybeans held at elevators	20,536,184	23,553,324

	$83,315,365	$82,006,748

NOTE C: DERIVATIVE INSTRUMENTS

The company enters into derivative transactions to hedge its exposure to commodity price fluctuations. The company does not enter into derivative transactions for trading or speculative purposes.

The company hedges substantially all of its corn, soybeans, ethanol, and co-product inventories as well as its future purchase and sales contracts to the extent considered necessary for minimizing risk from market price fluctuations. In connection with the execution of forward contracts, the company normally elects to create a hedging relationship by executing an exchange traded futures contract as an offsetting position. In this situation, the forward contract is valued at market price until delivery is made against the contract.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE C: DERIVATIVE INSTRUMENTS (continued)

The amounts recorded on the balance sheet represent the current fair market value of the instruments as determined by the broker with adjustments made by management for local basis and cash margin deposits. The company has categorized the cash flows related to the derivative activities in the same category as the item being hedged. Management expects all open positions outstanding as of December 31, 2011 to be realized within the next fiscal year.

The open derivative instruments as of December 31, 2011 are as follows:

Ethanol Plants

Forward purchase contracts
Corn	23,400,000	Bu
Natural gas	193,000	MMBtu

Forward sales contracts
Ethanol	2,221,000	Gal
Distillers grains	115,000	Ton
Corn oil	3,207,000	Pounds

Positions on the Chicago Board of Trade
Corn (short)	22,400,000	Bu
Ethanol (short)	22,900,000	Gal

Grain Elevators

Forward purchase contracts
Corn	1,100,000	Bu
Soybeans	137,000	Bu

Forward sales contracts
Corn	354,000	Bu

Positions on the Chicago Board of Trade
Corn (short)	3,680,000	Bu
Soybeans (short)	160,000	Bu

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE C: DERIVATIVE INSTRUMENTS (continued)

The following tables provide details regarding the company’s derivative financial instruments at December 31, 2011 and 2010, none of which are designated as hedging instruments:

	2011

	Balance Sheet location	Assets	Liabilities

Commodity contracts	Derivative instruments	$13,956,547	$—

	Statement of Operations location	Loss recognized for the year ended December 31, 2011

Commodity contracts	Cost of sales	$(40,131,892)

	2010

	Balance Sheet location	Assets	Liabilities

Commodity contracts	Derivative instruments	$37,599,399	$—

	Statement of Operations location	Loss recognized for the year ended December 31, 2010

Commodity contracts	Cost of sales	$(22,411,659)

NOTE D: FAIR VALUE MEASUREMENTS

The following tables provide information on those assets measured at fair value on a recurring basis as of December 31, 2011 and 2010:

	2011

	Carrying Value in Balance Sheet at December 31, 2011	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Financial Assets
Derivative instruments	$13,956,547	$11,412,775	$2,543,772	$—

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE D: FAIR VALUE MEASUREMENTS (continued)

	2010

	Carrying Value in Balance Sheet at December 31, 2010	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Financial Assets
Derivative instruments	$37,599,399	$5,993,300	$31,606,099	$—

The company determines the fair value of the derivative instruments shown in the table above by obtaining fair value measurements from an independent pricing service. The fair value measurements for Level 1 inputs consider observable data that may include dealer quotes and live exchange trading levels. The fair value measurements for Level 2 inputs consider observable data that may include dealer quotes and live exchange trading levels adjusted for local basis.

NOTE E: SHORT-TERM DEBT

West Burlington

The company has a revolving line of credit with CoBank. The company may advance up to a maximum of $35 million until expiration on October 1, 2012. Interest is paid in accordance with one or more of the following interest rate options: a one-month fixed rate equal to 2.95% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.25% at December 31, 2011). The company shall select the applicable rate option at the time of each loan request. Advances under the agreement are limited based on the borrowing base report. The loan is secured by substantially all assets and a mortgage on real estate.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.25% of the average daily unused portion of the commitment. As of December 31, 2011 and 2010, the company has no amounts drawn under this line of credit.

Galva

The company has a revolving line of credit with CoBank. The company can advance up to a maximum of $10,000,000 until expiration on October 1, 2012. Interest is paid in accordance with one or more of the following interest rate options: a one-month fixed rate equal to 2.95% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.25% as of December 31, 2011). The company shall select the applicable rate option at the time of each loan request. Advances under the agreement are limited based on the borrowing base report. The loan is secured by substantially all assets and a mortgage on real estate.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE E: SHORT-TERM DEBT (continued)

Galva (continued)

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.25% of the average daily unused portion of the commitment. As of December 31, 2011 and 2010, the company has no amounts drawn under this line of credit.

Boyceville

The company has a revolving line of credit with Agstar Financial Services. The company can advance up to a maximum of $10,000,000 until expiration on August 1, 2012. Interest is paid in accordance with one or more of the following interest rate options: a one-month fixed rate equal to 3.25% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 3.25% (3.55% at December 31, 2011). The company shall select the applicable rate option at the time of each loan request.

Advances under the agreement are limited based on the borrowing base report. The loan is secured by substantially all assets and a mortgage on real estate.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.40% of the average daily unused portion of the commitment. As of December 31, 2011, the company has no amounts drawn under this line of credit.

Big River United Energy, LLC

The company has a revolving line of credit with AgStar. The company can advance up to a maximum of $17,000,000 until expiration on May 30, 2012. Interest is paid at a variable rate of 3% plus the greater of the one-month LIBOR rate or 2% (5% at December 31, 2011). Advances under the agreement are limited based on the borrowing base report. The loan is secured by substantially all assets and a mortgage on real estate.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment until May 30, 2012. As of December 31, 2011 and 2010, the company has $0 and $6,000,000, respectively, outstanding under this line of credit.

NOTE F: LONG-TERM DEBT

	2011	2010

Promissory note payable to CHS Capital LLC due in monthly installments of $83,333 plus interest at a variable rate of 5% plus the one-month LIBOR (currently 5.246%), maturing December 2016, secured by personal property including investments	$10,000,000	$—

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE F: LONG-TERM DEBT (continued)

	2011	2010

West Burlington
Term loan	$30,000,000	$27,005,222

Revolving term loan	—	6,601,059

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $4,167 per month beginning in January 2010 until January 2018 secured by letter of credit - Note M.	300,000	350,000

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $3,704 per month until October 2014, secured by letter of credit - Note M.	122,222	166,666

Galva
Construction and term loan	23,470,653	55,233,088

Construction and revolving loan	—	712,538

Boyceville
Revolving term loan	25,973,588	—

Big River United Energy, LLC
Fixed rate term loan	25,477,164	28,517,427

Variable rate term loan	24,042,595	39,224,916

Revolving term loan	—	16,894,294

	139,386,222	174,705,210
Current maturities	(27,457,874)	(44,769,030)

	$111,928,348	$129,936,180

Long-term debt maturities are as follows:

Years Ending December 31,
2012	$27,457,874
2013	35,748,400
2014	29,244,850
2015	34,335,082
2016	12,050,016
Thereafter	550,000

$139,386,222

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE F: LONG-TERM DEBT (continued)

West Burlington

The company entered into a credit agreement with CoBank which includes a term loan for $55,000,000 and revolving term loans of $16,000,000 and $4,000,000. The loans are secured by substantially all assets and a mortgage on real estate.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a one-month fixed rate equal to 2.95% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.25% at December 31, 2011). The company shall select the applicable rate option at the time of each loan request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2011 and 2010, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Term loan

The loan was amended in 2011 with the company drawing the maximum allowed funding of $30,000,000 per the amendment. The company is required to make 12 quarterly principal installments of $2,250,000 beginning in May 2012 until February 2015 with a final installment in an amount equal to the remaining unpaid balance in May 2015. In addition to the required payments, the company, beginning with the fiscal year ending 2008 and ending with the fiscal year 2010, was required to make additional principal payments equal to 75% of the company’s excess cash flow as defined in the loan agreement not to exceed an aggregate total of $9,000,000. Based on the operating results for the year ended December 31, 2010, the company was required to make an additional principal payment of $3,505,222 in 2011 and no amount is included in the current maturities of long-term debt for the year ended December 31, 2011.

Revolving term loan

For the $16,000,000 revolving term loan, the company is required to make semi-annual principal payments beginning on November 2015 until May 2017 of a reducing commitment amount as follows:

Payment Date	Commitment Amount

November 1, 2015	$12,000,000
May 1, 2016	8,000,000
November 1, 2016	4,000,000
May 1, 2017	—

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE F: LONG-TERM DEBT (continued)

West Burlington (continued)

For the $4,000,000 revolving term loan, the company is required to repay the outstanding loan balance at the time the commitment expires on November 1, 2017.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment.

Galva

The company entered into a credit agreement with CoBank to partially finance the construction of the plant. Under the credit agreement, the lender has provided a term loan for $70,000,000 and a revolving term loan of $20,000,000. The loans are secured by substantially all assets and a mortgage on real estate.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a one-month fixed rate equal to 2.95% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.25% as of December 31, 2011). The company shall select the applicable rate option at the time of each loan request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions and capital expenditures, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2011 and 2010, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Term loan

The company is required to make 25 quarterly principal installments of $2,625,000 which began in December 2009 until December 2015 with a final installment in an amount equal to the remaining unpaid balance in January 2016. In addition to the required payments, beginning with the year ending 2009, the company is required to make additional principal payments equal to 75% of the company’s excess cash flow as defined in the loan agreement. Based on the operating results for the year ended December 31, 2011, the company is required to make an additional principal payment of $11,556,425 in 2012, of which $10,000,000 has been prepaid prior to December 31, 2011. The remaining $1,556,425 is included in current maturities of long-term debt. For the year ended December 31, 2010, the company was required to make an additional principal payment of $8,637,435.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE F: LONG-TERM DEBT (continued)

Galva (continued)

Revolving term loan

For the $20,000,000 revolving term loan, the company is required to repay the outstanding loan balance at the time the commitment expires on June 1, 2016.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment.

Boyceville

The company entered into a credit agreement with Agstar Financial Services which includes revolving term loans of $26,000,000 and $4,000,000. The loans are secured by substantially all assets and a mortgage on real estate.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2011, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

The $26,000,000 revolving term loan requires the company to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a one-month fixed rate equal to 3.5% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 3.5% (3.80% at December 31, 2011). The company shall select the applicable rate option at the time of each loan request. The company is required to make quarterly principal payments beginning on October 20, 2012 until January 20, 2017 reducing the commitment available under the agreement by $1,500,000 each quarter such that the available amount as of December 31, 2012 which would be considered long term will be $24,500,000.

The $4,000,000 revolving term loan requires the company to pay interest monthly on the unpaid balance based on a one-month fixed rate equal to 3.5% above the rate quoted by the British Bankers Association (3.80% at December 31, 2011). The company is required to make quarterly principal payments beginning on April 20, 2017 until October 20, 2017 of a reducing commitment amount as follows:

Payment Date	Commitment Amount

April 20, 2017	$2,500,000
July 20, 2017	1,000,000
October 20, 2017	—

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE F: LONG-TERM DEBT (continued)

Boyceville (continued)

In December 2011, the company made a $4,000,000 prepayment on this revolving term loan, which can be drawn against for future working capital. At December 31, 2011, no amount was outstanding on this revolving term loan.

Big River United Energy, LLC

The company entered into a credit agreement with AgStar to finance the purchase of the plant. Under the credit agreement, the lender has provided a term loan for $76,000,000 and a term revolving loan of $20,000,000. The loans are secured by substantially all assets and a mortgage on real estate.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2011, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Term loan

In June 2010, the company converted a portion of its variable rate term loan to a fixed rate term loan.

The variable rate portion required the company to make interest only payments beginning in January 2010 based on a variable interest rate of 3.0% plus the greater of the          one-month LIBOR or 2.0% (5% at December 31, 2011) until July 2010. Monthly principal and interest payments began in August 2010 with a final installment in an amount equal to the remaining unpaid balance on September 15, 2015.

In addition to the required payments the company is required to make additional principal payments not to exceed $5,000,000 per year. Based on the operating results for the years ended December 31, 2011 and 2010, the company is required to make additional payments of $5,000,000. The payment due for the year ended December 31, 2011 was paid prior to year end.

The fixed rate portion requires the company to make monthly principal and interest payments until January 2013 when the rate will convert back to a variable interest rate of 3.0% plus the greater of the one-month LIBOR or 2.0% until September 2015.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE F: LONG-TERM DEBT (continued)

Big River United Energy, LLC (continued)

Revolving Term Loan

For the $20,000,000 revolving term loan, the company is required to make interest only payments based on a variable interest rate of 3.0% plus the greater of the one-month LIBOR or 2.0% (5% at December 31, 2011) until maturity on September 15, 2015.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment until September 15, 2015. As of December 31, 2011 and 2010, the company has $0 and $16,894,294, respectively outstanding under this line of credit.

NOTE G: MEMBER’S EQUITY

The company was formed on March 6, 2006 as an Iowa Limited Liability Company and has a perpetual life. The company’s ownership is divided into four classes of units: Class A, B, C and D membership units. The profits and losses of the company will be allocated among the unit holders in proportion to the total units held. Distributions will be made to unit holders in proportion to the total units held. Each member is entitled to one vote for each unit held as to matters submitted to the membership.

The Class A member appoints eleven directors, Class B members appoint eight directors and Class C members appoint two directors to the board of directors. The total number of directors appointed by the Class A members shall increase by one director for each additional Class B, Class C or Class D director appointed under the terms of the operating agreement.

As of December 31, 2011, there are eleven Class A, eight Class B and two Class C directors. Transfer of the units is restricted pursuant to the operating agreement and to the applicable tax and securities laws and requires approval of the board of managers.

As of December 31, 2011 and 2010, the company had 362 and 359 members and the following membership units issued, respectively:

	2011	2010

Class A	5,033.40	5,033.40
Class B	3,666.00	3,666.00
Class C	3,500.00	3,500.00
Class D	8,455.00	8,455.00

	20,654.40	20,654.40

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE H: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a schedule of supplemental disclosure of cash flow information for the years ended December 31, 2011 and 2010:

	2011	2010

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$7,521,515	$8,891,717

NOTE I: CONCENTRATIONS

The company has ethanol marketing agreements with an unrelated party which cover the entire ethanol marketing for the company. The agreements expire in August 2012 for Big River United Energy, LLC and in January 2016 for all other facilities, and automatically renews for one year terms thereafter, unless either party provides notice of non-renewal ninety days prior to the end of the term. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement.

The company has a co-products marketing agreement with an unrelated party which covers the entire distillers grain marketing for Big River United Energy, LLC. The initial term of the agreement ended August 2010 and was automatically extended for an additional one year term and shall automatically extend thereafter, unless either party provides a 90 day written notice of termination. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement.

The ethanol and co-products could be marketed by other marketers without any significant effect on operations.

NOTE J: EMPLOYEE BENEFIT PLAN

The company has a defined contribution plan which covers full-time employees who meet age and length of service eligibility requirements. The company matches the participants’ contribution up to a maximum of 4% of wages. For the years ended December 31, 2011 and 2010, company matching contributions to the plan were $364,830 and $290,314, respectively.

NOTE K: LEASES

The company leases rail cars under long-term operating lease agreements expiring at various times through February 2017. The company is required to pay executory costs such as maintenance and insurance.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE K: LEASES (continued)

Minimum fixed future lease payments consist of:

Years Ending December 31,
2012	$4,725,131
2013	2,714,145
2014	875,720
2015	256,800
2016	234,800
Thereafter	31,800

Total minimum future lease payments	$8,838,396

Total rent expense of $4,633,461 and $4,522,014 was incurred in 2011 and 2010, respectively.

The company subleases rail cars to Platinum Ethanol, LLC under a long-term operating lease agreement expiring in June 2012. The company will receive reimbursements of lease expenses including executory costs such as maintenance and insurance totaling $310,500 over the remaining term of the agreement and has received $621,000 and $595,459 for years ended December 31, 2011 and 2010, respectively. These payments are netted against lease expense and are included in cost of sales.

NOTE L: RELATED PARTY TRANSACTIONS

The company purchases corn from the patrons of one of the members and the noncontrolling members of the company. The corn supply could be purchased from other suppliers without any significant effect on operations.

NOTE M: COMMITMENTS AND CONTINGENCIES

Substantially all of the companies’ facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the control and disposition of such wastes will comply with the applicable federal and state requirements.

In addition to the forward contracts marked to market and identified as derivative instruments, the company had entered into unpriced forward ethanol sales contracts delivery in 2012 of approximately 15,868,000 gallons.

Big River Resources West Burlington, LLC and Big River United Energy, LLC have issued letters of credit totaling $2,199,759 which expire at various times through September 2012 as security to certain vendors and lenders. There are no amounts drawn against these letters of credit as of December 31, 2011.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE M: COMMITMENTS AND CONTINGENCIES (continued)

In January 2010, GS Clean Tech Corp. filed a lawsuit against Big River Resources West Burlington, LLC in the U.S. District Court for infringement rights on its patent covering corn oil extraction technology. On July 1, 2009, Big River Resources Galva, LLC entered into a Corn Oil Tricanter Purchase and Installation Agreement with ICM, Inc. This agreement includes an indemnification clause that holds Big River Resources West Burlington, LLC and Big River Resources Galva, LLC harmless from all claims, liabilities, and costs including attorney fees arising out of the infringement of adversely owned patents. However, if GS Clean Tech Corp. were to prevail in this lawsuit and ICM, Inc. was not able to pay the claims, the company would be liable for any amounts not paid by ICM, Inc. under the indemnification clause. Due to this indemnification clause, the company does not expect to incur any costs related to the litigation and no liability has been recorded as of December 31, 2011.

In October 2006, Big River Resources Galva, LLC entered into a development agreement with the City of Kewanee for the extension of the Enterprise Zone, to include land east of Galva upon which the company constructed the ethanol facility. The company is obligated to pay an amount equal to 20% of the gross value of the state use tax exemption that results from the purchase of any utility product, commodity or resource that such tax may be exempted from under the regulations of the enterprise zone before an extension and as it may be amended. Based on the estimated usage of natural gas at the time of the execution of the agreement, an amount of $160,000 per year is estimated to be payable in quarterly installments. The term of the agreement expires on December 31, 2017. For the years ended December 31, 2011 and 2010, the company made payments of $160,000 under this agreement.

The company has a sponsorship agreement which requires annual sponsorship payments totaling $375,000. The initial term of the agreement expires September 2015 and shall automatically renew for a single three year renewal term unless terminated by either party with a written notice of termination at least one hundred-eighty days before the end of the then-current term. The annual fee shall increase by $17,500 each subsequent year during the term of this agreement.

NOTE N: SUBSEQUENT EVENTS

In preparing these financial statements, the company has evaluated events and transactions for potential recognition or disclosure through February 8, 2012, the date the financial statements were available to be issued.

BIG RIVER RESOURCES, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2010 and 2009

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants
Willmar, Minnesota

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Big River Resources, LLC
West Burlington, Iowa

We have audited the accompanying consolidated balance sheets of Big River Resources, LLC (an Iowa limited liability company) as of December 31, 2010 and 2009 and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big River Resources, LLC as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants

February 8, 2011

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
Years Ended December 31, 2010 and 2009

	2010	2009

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$20,071,789	$40,271,218
Receivables
Trade	7,759,961	24,881,446
Other	567,255	1,416,008
Inventories	82,006,748	32,446,083
Prepaid expenses	1,684,999	2,998,615
Derivative instruments	37,599,399	2,871,140

TOTAL CURRENT ASSETS	149,690,151	104,884,510

PROPERTY AND EQUIPMENT
Land and land improvements	32,251,260	31,916,240
Building structure	64,759,061	62,762,668
Grain equipment	36,471,131	30,901,632
Process equipment	277,690,382	273,491,957
Other equipment	7,667,487	6,221,051
Construction in progress	143,292	587,425

	418,982,613	405,880,973
Accumulated depreciation	(68,056,674)	(40,617,012)

	350,925,939	365,263,961

OTHER ASSETS
Investments	5,082,606	4,208,902
Deposit	200,000	200,000
Note receivables	311,979	—
Covenant not to compete, net of amortization	—	33,333
Financing costs, net of amortization	1,634,262	1,963,163

	7,228,847	6,405,398

TOTAL ASSETS	$507,844,937	$476,553,869

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC CONSOLIDATED BALANCE SHEETS
Years Ended December 31, 2010 and 2009

	2010	2009

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Payables
Trade	$9,504,497	$8,539,833
Grain	11,700,616	7,969,243
Construction	72,990	243,382
Deferred sales	1,610,851	—
Accrued expenses	5,036,097	5,083,871
Note payable - revolving line of credit	6,000,000	—
Current maturities of long-term debt	44,769,030	24,325,696

TOTAL CURRENT LIABILITIES	78,694,081	46,162,025

LONG-TERM DEBT, less current maturities	129,936,180	176,754,976

MEMBERS’ EQUITY
Members’ capital	277,699,596	241,744,791
Noncontrolling interest	21,515,080	11,892,077

	299,214,676	253,636,868

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$507,844,937	$476,553,869

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2010 and 2009

	2010	2009

SALES	$742,162,967	$448,145,300

COST OF SALES	658,492,388	402,121,201

GROSS PROFIT	83,670,579	46,024,099

OPERATING EXPENSES	12,624,744	10,173,451

INCOME FROM OPERATIONS	71,045,835	35,850,648

OTHER INCOME (EXPENSES)
Interest income	44,121	109,158
Interest expense	(7,739,203)	(4,844,667)
Real estate investment expenses	(721,848)	—
Miscellaneous income	971,041	536,314

	(7,445,889)	(4,199,195)

NET INCOME BEFORE NONCONTROLLING INTEREST	63,599,946	31,651,453

NONCONTROLLING INTEREST IN SUBSIDIARY’S INCOME	(11,121,621)	(4,081,131)

NET INCOME	$52,478,325	$27,570,322

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
Years Ended December 31, 2010 and 2009

	Members’ Equity	Noncontrolling Interest

Balance - December 31, 2008, as previously reported	$220,364,253	$810,946

Cumulative effect of change in recording inventory	467,489	—

Balance - December 31, 2008, as restated	220,831,742	810,946

Exercise of unit options, issuance of 84 membership units	355,013	—

Issuance of employee unit options	216,754	—

Distributions to members	(7,229,040)	—

Capital Contributions	—	7,000,000

Net income	27,570,322	4,081,131

Balance - December 31, 2009	241,744,791	11,892,077

Distributions to members	(16,523,520)	(1,498,618)

Net income	52,478,325	11,121,621

Balance - December 31, 2010	$277,699,596	$21,515,080

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010 and 2009

	2010	2009

OPERATING ACTIVITIES
Net income	$52,478,325	$27,570,322
Charges to net income not affecting cash
Depreciation and amortization	27,810,317	18,136,930
Loss on firm purchase commitments	—	(4,941,011)
Compensation recognized from stock options	—	216,754
Loss on derivative instruments	22,411,659	6,307,451
Investment earnings	(377,704)	(80,665)
Noncontrolling interest in subsidiaries’ gain	11,121,621	4,548,620
Decrease (increase) in current assets
Receivables	17,970,238	(17,605,830)
Inventories	(49,560,665)	(14,061,998)
Net paid on derivative instruments	(57,139,918)	(8,223,357)
Prepaid expenses	1,313,616	(2,455,045)
Increase (decrease) in current liabilities
Accounts payable	4,737,436	582,555
Accrued expenses	(34,224)	3,716,985
Deferred sales	1,610,851	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	32,341,552	13,711,711

INVESTING ACTIVITIES
Payments for deposits	—	(200,000)
Purchase of property and equipment	(13,335,402)	(39,464,390)
Purchase of investments	(807,979)	—

NET CASH USED IN INVESTING ACTIVITIES	(14,143,381)	(39,664,390)

FINANCING ACTIVITIES
Principal payments on long-term debt borrowings	(32,583,353)	(19,302,634)
Proceeds from long-term debt borrowings	—	42,466,580
Net proceeds (payments) on long-term revolving loan	6,207,891	(7,000,000)
Net borrowings on revolving line of credit	6,000,000	—
Payment for financing costs	—	(313,446)
Member contributions	—	355,013
Noncontrolling investment	—	7,000,000
Noncontrolling distributions	(1,498,618)	—
Distribution to member	(16,523,520)	(7,229,040)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(38,397,600)	15,976,473

NET DECREASE IN CASH AND CASH EQUIVALENTS	(20,199,429)	(9,976,206)

CASH AND CASH EQUIVALENTS - beginning of year	40,271,218	50,247,424

CASH AND CASH EQUIVALENTS - end of year	$20,071,789	$40,271,218

See notes to consolidated financial statements.

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS - Big River Resources, LLC, its wholly-owned subsidiaries, Big River Resources West Burlington, LLC (West Burlington), Big River Resources Galva, LLC (Galva), its 50% joint venture Big River Resources Grinnell, LLC (Grinnell) and its 50.5% ownership in Big River United Energy, LLC, (collectively, the company) are limited liability companies.

West Burlington owns and operates an ethanol plant located in West Burlington, Iowa with an annual production nameplate capacity of 92 million gallons of denatured ethanol. The West Burlington plant produces ethanol, non-food grade corn oil and distiller grains for commercial sales throughout the United States and exports which accounted for approximately 91 percent of West Burlington’s fiscal 2010 net sales. The company operates grain elevators near Monmouth and Edgington, Illinois which buys corn and soybeans from farmers as a corn supply to the ethanol operation in West Burlington, Iowa and for soybean sales throughout the United States.

In 2010, the West Burlington purchased the assets of Martin’s Aledo Addition, Inc. and Martin’s Grain, Inc., grain elevators which buy corn and soybeans from farmers near Aledo and Taylor Ridge, Illinois as a reserve corn supply to the company’s ethanol operations and for soybean sales throughout the United States and exports. The assets were purchased for an aggregate cash purchase price of $2,700,000. In addition, the seller has signed a covenant not to compete for a five-year period and the seller has received a credit of $100,000 for future services to be provided to the seller, both of which are included in the purchase agreement consideration.

The company recorded these acquisitions using the purchase method of accounting in accordance with Accounting Standards Codification (ASC) 805 - Business Combinations. The purchase price equaled the estimated fair value of the identifiable net assets acquired less acquisition-related costs of the transaction.

Big River Resources Galva, LLC, an Illinois limited liability company, owns and operates a 100 million gallon annual production nameplate capacity ethanol plant near Galva, Illinois. The company produces ethanol, distiller grains and non-food grade corn oil for commercial sales throughout the United States and exports. Construction was completed and the ethanol plant became operational in May 2009.

Big River United Energy, LLC was formed on August 1, 2009 to acquire and operate an ethanol plant located in Dyersville, Iowa with an annual production nameplate capacity of 100 million gallons of denatured ethanol. The company began production of ethanol and distiller grains for commercial sales throughout the United States and exports on September 16, 2009.

Grinnell is a development stage company that was organized to construct an ethanol plant near Grinnell, Iowa with a planned annual nameplate capacity of 100 million. As of December 31, 2010, the company has no formal plans to develop the plant.

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PRINCIPALS OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Big River Resources, LLC, and its subsidiaries. All significant intercompany account balances and transactions have been eliminated.

The company accounts for its investment in Grinnell on a consolidated basis because it is a variable interest entity and the company is its primary beneficiary.

FISCAL REPORTING PERIOD - The company has adopted a fiscal year ending December 31 for reporting financial operations.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION - Revenues from the production of ethanol, distillers grains, corn oil and grain merchandising are recorded at the time title to the goods and all risks of ownership transfers to customers and a settlement price is realizable. Ethanol, distillers grains, corn oil and grains are generally shipped FOB shipping point. Undenatured ethanol is generally shipped FOB destination.

CASH AND CASH EQUIVALENTS - The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

TRADE RECEIVABLES - The company has engaged the services of a national marketer to sell substantially all of its ethanol production and the majority of the distillers production at Big River United Energy, LLC. The company has engaged the services of national marketers to sell substantially all of its ethanol and a portion distillers production at West Burlington and Galva. The marketers handle nearly all sales functions including billing, logistics, and sales pricing. Once product is shipped, the marketers assume the risk of payment from the consumer and handle all delinquent payment issues.

The company markets a portion of its own local distiller grains and grain. The company generally bills weekly with payments due within 10 days of the invoice date, and considers accounts older than 120 days to be delinquent and would generally initiate collection procedures. If the collection procedures have not provided collection within one year of the invoice date, management generally will write off the account as a bad debt. Trade receivables are recorded net of anticipated uncollectible amounts. As of December 31, 2010 and 2009, there was no allowance for uncollectible amounts.

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INVENTORIES - For the year ended December 31, 2010, the company changed its method of accounting for ethanol, ethanol production in process, co-products and corn inventories from the lower of cost (average cost method) or market method (LCM) to net realizable value (NRV). Management believes the NRV method provides more meaningful financial reporting since this method better matches the fair value recording of the forward and futures positions that hedge the inventory. Comparative financial statements of prior years have been adjusted to apply the new method retrospectively. The following financial statement line items for 2010 and 2009 were affected by the change in accounting principle.

	2010

	As Reported under LCM	As Computed under NRV	Effect of Change

Inventories	$78,391,859	$82,006,748	$3,614,889
Total Assets	502,769,174	506,384,063	3,614,889

Cost of Sales	674,869,655	671,254,766	(3,614,889)
Gross Profit	66,957,160	70,572,049	3,614,889
Net Income	60,517,403	64,132,292	3,614,889

	2009

	As Reported under LCM	As Computed under NRV	Effect of Change

Inventories	$29,271,292	$32,446,083	$3,174,791
Total Assets	469,756,357	472,931,148	3,174,791

Cost of Sales	408,544,550	405,837,248	(2,707,302)
Gross Profit	43,316,797	46,024,099	2,707,302
Net Income	29,006,595	31,713,897	2,707,302

Retained earnings as of the beginning of 2009 has been increased by $467,489 for the effect of retrospective application of the new accounting method. The parts, chemicals and ingredients inventories are recorded at the lower of cost (average cost method) or market method (LCM). Soybeans and corn held at the elevators are recorded at net realizable value.

CONCENTRATIONS OF CREDIT RISK - The company extends credit to its customers in the ordinary course of business. The company performs periodic credit evaluations of its customers and generally does not require collateral. The company’s operations may vary with the volatility of the commodity and ethanol markets. The company’s cash balances are maintained in bank depositories and periodically exceed federally insured limits.

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PROPERTY AND EQUIPMENT - Property and equipment are stated at the lower of cost or fair value. Significant additions and betterments are capitalized with expenditures for maintenance, repairs and minor renewals being charged to operations as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15–20 years
Building structure	5–20 years
Grain equipment	5–20 years
Process equipment	5–20 years
Other equipment	3–15 years

Construction in progress will be depreciated using the straight-line method over various estimated useful lives once the assets are placed into service.

The company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset. The company did not recognize any long-lived asset impairment loss for the years ended December 31, 2010 and 2009.

DERIVATIVE INSTRUMENTS - The company recognizes its derivatives in the balance sheet and measures these instruments at fair value. In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings. If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

Additionally, the company evaluates its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted as “normal purchases or normal sales”. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period of time in the normal course of business.

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

DERIVATIVE INSTRUMENTS (continued) - The company has elected to record its forward purchase and sales commitments at fair value as derivative instruments which the company believes to represent more accurate financial reporting. These contracts are marked to market as an asset or liability and a corresponding gain or loss is recognized for the change in market value.

INVESTMENTS - Investments include stock in a lending cooperative bank, in the company’s national ethanol marketer and membership units in an ethanol plant located in Mitchell County, Iowa. The company records the investments in the lending cooperative bank and in the company’s national ethanol marketer at cost which includes its share of the allocated patronage equities. The membership units in the ethanol plant are recorded at cost. Investments include real estate properties near Dyersville, Iowa which are held for re-sale. The company carries these investments on the balance sheet at fair market value.

DEPOSITS - Deposits include monies deposited for a distilled spirits bond and is recorded at the scheduled recoverable value.

NOTES RECEIVABLE - The company has sold real estate properties and provided long term financing to the purchasers in the form of notes which are carried as other non-current assets. The notes are for a term of 30 years, maturing in 2040 with an interest rate of 5.5%. The current portion of these notes as of December 31, 2010 is approximately $4,300 which is included in other receivables.

COVENANT NOT TO COMPETE - The company established a non-compete agreement with the former owners of the elevator at the acquisition date. The agreement requires annual payments of $50,000 for 5 years in exchange for the former owners’ compliance with the agreement. The intangible asset is being amortized over the 5 year term of the agreement using the straight-line method. This agreement expired in September 2010.

FINANCING COSTS - Financing costs are recorded at cost and include expenditures directly related to securing debt financing. Amortization is computed using the straight-line method over the loans’ terms.

NONCONTROLLING INTEREST - Noncontrolling interests represent the minority partners’ shares of the equity and income of Big River Resources Grinnell, LLC and Big River United Energy, LLC. Noncontrolling interests are classified in the consolidated statements of operations as a part of net income and the accumulated amount of noncontrolling interests are classified in the consolidated balance sheets as a part of members’ equity.

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS - Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value of an asset or liability is determined based on a hierarchy. The fair value hierarchy has three levels of inputs, both observable and unobservable. Fair value is determined using the lowest possible level of input. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in its balance sheets, the company has elected not to record any other assets or liabilities at fair value. No events occurred during the years ended December 31, 2010 and 2009 that would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximates fair value. It is not currently practicable to estimate the fair value of the debt financing. Because these agreements contain certain unique terms, covenants, and restrictions, as discussed in Note E, there are no readily determinable similar instruments on which to base an estimate of fair value. The company estimates that the fair value of all financial instruments at December 31, 2010 and 2009 approximates their carrying values in the accompanying balance sheets.

DEFERRED SALES - The company receives advances for ethanol shipments (FOB destination) based on provisional pricing prior to the recognition of the sale. These advances are carried as current liabilities on the balance sheet until the criteria to recognize the revenue is met and the sale is recognized. As of December 31, 2010 and 2009, the company received $1,610,851 and $0 in advances for shipments which have not met the revenue recognition criteria.

INCOME TAXES - The company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the company’s earnings pass through to the member and are taxed at the member level. The company files income tax returns in the U.S. federal jurisdiction and in the States of Iowa and Illinois. As of December 31, 2010, the company is no longer subject to U.S. federal and state income tax examinations by tax authorities for tax years before 2007.

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK-BASED COMPENSATION - The company accounts for stock-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the company using a fair value based method. The company uses the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair value of stock-based awards. The company had no outstanding options as of December 31, 2010 and 2009.

RECLASSIFICATIONS - Certain amounts in prior year financial statements have been reclassified to conform to 2010 classification. These reclassifications had no effect on the total assets or net income as previously reported.

NOTE B: INVENTORIES

	2010	2009

Ethanol	$28,503,119	$6,257,797
Production in process	7,826,334	6,111,904
Distiller grains	1,880,214	1,071,937
Corn	16,338,527	9,603,667
Corn Oil	151,239	53,406
Repair parts	2,460,020	1,901,817
Chemicals and ingredients	1,293,971	1,199,794
Corn and soybeans held at elevators	23,553,324	6,245,761

	$82,006,748	$32,446,083

NOTE C: DERIVATIVE INSTRUMENTS

The company enters into derivative transactions to hedge its exposure to commodity price fluctuations. The company does not enter into derivative transactions for trading or speculative purposes.

The company, as a holder of derivative instruments, is required to provide qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses from derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.

During 2010 and 2009, the company entered into corn, distillers grains, corn oil, natural gas, and ethanol derivative instruments. The company is required to record derivative financial instruments as either assets or liabilities at fair value in the statement of financial position. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the derivative instrument and the related change in value of the underlying hedged item. Furthermore, the company must designate the hedging instruments based upon the exposure being hedged as a fair value hedge or a cash flow hedge.

NOTE C: DERIVATIVE INSTRUMENTS (continued)

Commodity Contracts

The company hedges substantially all of its corn, ethanol and co-product inventories as well as its future purchase and sales contracts to the extent considered necessary for minimizing risk from market price fluctuations. In connection with the execution of forward contracts, the company normally elects to create a hedging relationship by executing an exchange traded futures contract as an offsetting position. In this situation, the forward contract is valued at market price until delivery is made against the contract. The amounts recorded on the balance sheet represent the current fair market value of the instruments as determined by the broker with adjustments made by management for local basis and cash margin deposits.

These derivatives are not designated as hedges for accounting purposes. For derivative instruments that are not accounted for as hedges, or for the ineffective portions of qualifying hedges, the change in fair value is recorded through earnings in the period of change. Management expects all open positions outstanding as of December 31, 2010 to be realized within the next year.

The open derivative instruments as of December 31, 2010 are as follows:

Ethanol Plants

Forward purchase contracts Corn	26,204,000	Bu

Forward sales contracts
Ethanol	2,300,000	Gal
Distillers grains	133,000	Ton
Corn Oil	2,698,000	Pounds

Positions on the Chicago Board of Trade Corn (short)	28,415,000	Bu

NOTE C: DERIVATIVE INSTRUMENTS (continued)

              Grain Elevators

Forward purchase contracts
Corn	2,200,000	Bu
Soybeans	536,000	Bu

Forward sales contracts
Corn	119,000	Bu
Soybeans	261,000	Bu

Positions on the Chicago Board of Trade
Corn (short)	3,610,000	Bu
Soybeans (short)	890,000	Bu

The following tables provide details regarding the company’s derivative financial instruments at December 31, 2010 and 2009, none of which are designated as hedging instruments:

	2010

	Balance Sheet location	Assets	Liabilities

Commodity contracts	Derivative instruments	$37,599,399	$—

	Statement of Operations location	Gain (loss) recognized for the year ended December 31, 2010

Commodity contracts	Cost of sales	$(22,411,659)

	2009

	Balance Sheet location	Assets	Liabilities

Commodity contracts	Derivative instruments	$2,871,140	$—

	Statement of Operations location	Gain (loss recognized for the year) ended December 31, 2009

Commodity contracts	Cost of sales	$(6,307,451)

NOTE D: FAIR VALUE MEASUREMENTS

The following table provides information on those assets measured at fair value on a recurring basis.

	2010

	Carrying Value in Balance Sheet at December 31, 2010	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Financial Assets
Derivative instruments	$37,599,399	$5,993,300	$31,606,099	$—

	2009

	Carrying Value in Balance Sheet at December 31, 2009	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Financial Assets
Derivative instruments	$2,871,140	$3,325,063	$(453,923)	$—

The company determines the fair value of the derivative instruments shown in the table above by obtaining fair value measurements from an independent pricing service. The fair value measurements for Level 1 inputs consider observable data that may include dealer quotes and live trading levels from the Chicago Board of Trade. The fair value measurements for Level 2 inputs consider observable data that may include dealer quotes and live trading levels from the Chicago Board of Trade adjusted for basis.

NOTE E: LONG-TERM DEBT

	2010	2009

West Burlington
Term loan, further terms detailed below.	$27,005,222	$38,936,061

Revolving term loan, further terms detailed below.	6,601,059	—

NOTE E: LONG-TERM DEBT (continued)

	2010	2009

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $4,167 per month beginning in January 2010 until January 2018 secured by letter of credit - Note M.	$350,000	$400,000

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $3,704 per month until October 2014, secured by letter of credit - Note M.	166,666	211,111

Non-interest bearing note payable to Iowa Department of Economic Development payable at $1,750 per month until February 2010 when $106,750 is due, secured by substantially all assets of the company.	—	108,500

Non-interest bearing non-compete agreement payable at $50,000 per year until September 2010, unsecured.	—	50,000

Galva
Construction and term loan, further terms detailed below.	55,233,088	67,375,000

Construction and revolving loan, further terms detailed below.	712,538	5,000,000

Big River United Energy, LLC
Term loan, further terms detailed below.	67,742,343	76,000,000

Revolving term loan, further terms detailed below.	16,894,294	13,000,000

	174,705,210	201,080,672
Current maturities	(44,769,030)	(24,325,696)

	$129,936,180	$176,754,976

:NOTE E: LONG-TERM DEBT (continued)

Long-term debt maturities are as follows:

Years Ending December 31,

2011	$44,769,030
2012	28,037,301
2013	24,969,254
2014	19,912,192
2015	49,603,836
Thereafter	7,413,597

$174,705,210

West Burlington

The company entered into a credit agreement with CoBank to partially finance the construction of the plant expansion. Under the credit agreement, the lender has provided a construction and term loan for $55,000,000 and a construction and revolving term loan of $20,000,000. The loans are secured by substantially all assets and mortgage on real estate.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a one-month fixed rate equal to 2.7% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.7% (2.97% at December 31, 2010). The company shall select the applicable rate option at the time of each loan request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2010 and 2009, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Term loan

The company is required to make 24 quarterly principal installments of $2,250,000 beginning in August 2008 until May 2014 with a final installment in an amount equal to the remaining unpaid balance on August 2014. In addition to the required payments, the company, beginning with the fiscal year ending 2008 and ending with the fiscal year 2010, is required to make additional principal payments equal to 75% of the company’s excess cash flow as defined in the loan agreement not to exceed an aggregate total of $9,000,000. Based on the operating results for the year ended December 31, 2010, the company is required to make an additional principal payment of $3,505,222 in 2011 which is included in current maturities of long-term debt. This year’s requirement meets the $9,000,000 aggregate total.

NOTE E: LONG-TERM DEBT (continued)

Revolving term loan

The company is required to make semi-annual principal payments beginning on March 2015 until March 2017 of a reducing commitment amount as follows

Payment Date	Commitment Amount

March 1, 2015	$16,000,000
September 1, 2015	12,000,000
March 1, 2016	8,000,000
September 1, 2016	4,000,000
March 1, 2017	—

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment.

Galva

The company entered into a credit agreement with CoBank to partially finance the construction of the plant. Under the credit agreement, the lender has provided a term loan for $70,000,000 and a revolving term loan of $20,000,000. The loans are secured by substantially all assets and mortgage on real estate.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a          one-month fixed rate equal to 2.95% above the rate quoted by the British Bankers Association, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.22% of December 31, 2010). The company shall select the applicable rate option at the time of each loan request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions and capital expenditures, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2010 and 2009, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Construction and term loan

The company is required to make 25 quarterly principal installments of $2,625,000 which began in December 2009 until December 2015 with a final installment in an amount equal to the remaining unpaid balance in January 2016.

NOTE E: LONG-TERM DEBT (continued)

In addition to the required payments, beginning with the year ending 2009, the company is required to make additional principal payments equal to 75% of the company’s excess cash flow as defined in the loan agreement. Based on the operating results for the year ended December 31, 2010, the company is required to make an additional principal payment of $8,637,435 in 2011, which is included in current maturities of long-term debt. For the year ended December 31, 2009, the company was required to make an additional principal payment of $1,641,912.

Construction and revolving term loan

The company is required to repay the outstanding loan balance at the time the commitment expires on June 1, 2016.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment.

Big River United Energy, LLC

The company entered into a credit agreement with AgStar to finance the purchase of the plant. Under the credit agreement, the lender has provided a term loan for $76,000,000, a term revolving loan of $20,000,000 and a revolving line of credit of $12,000,000. The loans are secured by substantially all assets and mortgage on real estate.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2010, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Term loan

In June 2010, the company converted a portion of its term loan to a fixed rate term loan.

The variable rate portion requires the company to make interest only payments beginning in January 2010 based on a variable interest rate of 3.0% plus the greater of the one month LIBOR Rate or 2.0% (5% at December 31, 2010) until March 2011. Monthly principal and interest payments begin in April 2011 with a final installment in an amount equal to the remaining unpaid balance on September 15, 2015. As of December 31, 2010, this variable rate portion balance was $39,224,916.

NOTE E: LONG-TERM DEBT (continued)

The fixed rate portion requires the company to make monthly principal and interest payments until January 2013 when the rate will convert back to being based on a variable interest rate of 3.0% plus the greater of the one month LIBOR Rate or 2.0% until September 2015. As of December 31, 2010, this fixed rate portion balance was $28,517,427.

Revolving term loan

The company is required to make interest only payments beginning in January 2010 based on a variable interest rate of 3.0% plus the greater of the one month LIBOR Rate or 2.0% (5% at December 31, 2010) until maturity, September 15, 2015, when the amount of unpaid principal balance shall be payable in full.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment until September 15, 2015.

Revolving Line of Credit

The company is required to make interest only payments on any drawn funds beginning in January 2010 based on a variable interest rate of 4.0% plus the greater of the one month LIBOR Rate or 2.0% (6% at December 31, 2010) until maturity, September 15, 2015 when the amount of unpaid principal balance and all other amounts due shall be due.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment until September 15, 2015. As of December 31, 2010 and 2009, the company has $6,000,000 and $0 drawn under this line of credit.

NOTE F: MEMBER’S EQUITY

The company was formed on March 6, 2006 as an Iowa Limited Liability Company and has a perpetual life. The company’s ownership is divided into four classes of units: Class A, B, C and D membership units. The profits and losses of the company will be allocated among the unit holders in proportion to the total units held. Distributions will be made to unit holders in proportion to the total units held. Each member is entitled to one vote for each unit held as to matters submitted to the membership.

The Class A member appoints eleven directors, Class B members appoint eight directors and Class C members appoint two directors to the board of directors. The total number of directors appointed by the Class A members shall increase by one director for each additional Class B, Class C or Class D director appointed under the terms of the operating agreement.

NOTE F: MEMBER’S EQUITY (continued)

As of December 31, 2010, there are eleven Class A, eight Class B and two Class C directors. Transfer of the units is restricted pursuant to the operating agreement and to the applicable tax and securities laws and requires approval of the board of managers.

As of December 31, 2010 and 2009, the company had 359 and 363 members and the following membership units issued, respectively:

	2010	2009

Class A	5,033.40	5,033.40
Class B	3,666.00	3,666.00
Class C	3,500.00	3,500.00
Class D	8,455.00	8,455.00

	20,654.40	20,654.40

NOTE G: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a schedule of supplemental disclosure of cash flow information for the years ended December 31, 2010 and 2009:

	2010	2008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $0 and $84,619 in 2010 and 2009, respectively)	$8,891,717	$3,206,237

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Accounts payable incurred for construction in progress	$18,041	$243,382

Acquisition of net assets of RBF Acquisition III, LLC

Assets acquired
Inventories	$—	$1,523,926
Property and equipment	—	94,476,074

Issuance of long-term debt	$—	$96,000,000

NOTE H: CONCENTRATIONS

The company has an ethanol marketing agreement with an unrelated party which covers the entire ethanol marketing for the company. The agreement is renewed annually for one year terms, unless either party provides notice of non-renewal ninety days prior to the end of the then-current term. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement with a minimum and maximum cost per gallon. The ethanol could be marketed by other marketers without any significant effect on operations.

In August 2009, the company entered into a co-products marketing agreement with an unrelated party which covers all of the distillers grain marketing for Big River United Energy, LLC. The initial term of the agreement ended August 2010 and was automatically extended for an additional one year term and shall automatically extend thereafter, unless with either party provides a 90 day written notice of termination. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement.

NOTE I: EMPLOYEE BENEFIT PLAN

The company has a defined contribution plan which covers full-time employees who meet age and length of service eligibility requirements. The company matches the participants’ contribution up to a maximum of 4% of wages. For the years ended December 31, 2010 and 2009, company matching contributions to the plan were $290,314 and $162,231, respectively.

NOTE J: EQUITY-BASED COMPENSATION

In 2009, the company approved an equity-based compensation plan which provides for the issuance of unit options to purchase an aggregate of 123 units of the company to members of the board of directors and management for the purpose of providing services to facilitate the completion of the construction of Galva’s ethanol plant. The unit options were issued in August 2009 and were exercisable at purchase prices between $1 and $5,000 per unit until October 2009.

The following assumptions were used to estimate the fair values of the options granted using the BSM option-pricing formula: The risk-free interest rate of 0.1% to 0.03% is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of 3 months and the expected volatility of 70.27% are based on the average reported lives and volatilities of a representative sample of a comparable company in the ethanol industry sector. The intrinsic value is calculated as the difference between the $5,000 per unit exercise price of the options and the $5,900 estimated current fair market value.

In October 2009, the members exercised 84 unit options and the company issued 84 Class D membership units for a total contribution of $355,013.

NOTE J: EQUITY-BASED COMPENSATION (continued)

The following table summarizes the activity for outstanding options of the company:

	Issuable Upon Exercise of Options	Average Exercise Price

Balance at December 31, 2008	10	$5,000
Granted	123	4,472
Exercised	(84)	4,226
Canceled/forfeited/expired	(49)	5,000

Balance at December 31, 2009	—	$—

Balance at December 31, 2010	—	$—

Vested and exercisable as of December 31, 2010	—	$—

NOTE K: LEASES

The company leases rail cars under a long-term operating lease agreement expiring at various dates through May 2014. The company is required to pay executory costs such as maintenance and insurance. Minimum fixed future lease payments consist of:

Years Ending December 31,

2011	$4,871,213
2012	4,189,631
2013	2,457,345
2014	618,920

Total minimum future lease payments	$12,137,109

Total rent expense of $4,522,014 and $3,420,803 was incurred in 2010 and 2009, respectively.

The company subleases rail cars to Platinum Ethanol, LLC under a long-term operating lease agreement expiring in June 2012. The company will receive reimbursements of lease expenses including executory costs such as maintenance and insurance totaling $931,500 over the term of the agreement and has received $595,459 and $0 for years ended December 31, 2010 and 2009, respectively. These payments are netted against lease expense and are included in cost of sales.

NOTE L: RELATED PARTY TRANSACTIONS

The company purchases corn from the patrons of one of the members of the company. The corn supply could be purchased from other suppliers without any significant effect on operations. The company also purchased corn totaling $536,896 from one of the non controlling interest members during the year ended December 31, 2010.

NOTE M: COMMITMENTS AND CONTINGENCIES

Substantially all of the companies’ facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the control and disposition of such wastes will comply with the applicable federal and state requirements.

In September 2010, the company entered into a sponsorship agreement in which it made a $250,000 sponsorship payment in September 2010 for the 2011 race season. The agreement requires an initial term of six years and shall automatically renew for a single three year renewal term unless terminated by either party with a written notice of termination at least one hundred-eighty days before the end of the then-current term. The annual fee shall increase by $11,500 each subsequent year during the term of this agreement.

BIG RIVER RESOURCES WEST BURLINGTON, LLC

The company has issued unsecured promissory notes for the specific purpose of letter of credits totaling $577,778, which expire through September 2011, as security of certain debts. There is no amount drawn against these promissory notes as of December 31, 2010.

In January 2010, GS Clean Tech Corp. filed a lawsuit against Big River Resources West Burlington, LLC in the U.S. District Court for infringement rights on its patent covering corn oil extraction technology. On July 1, 2009, Big River Resources Galva, LLC entered into a Corn Oil Tricanter Purchase and Installation Agreement with ICM, Inc. This agreement includes an indemnification clause that holds Big River Resources West Burlington, LLC and Big River Resources Galva, LLC harmless from all claims, liabilities, and costs including attorney fees arising out of the infringement of adversely owned patents. However, if GS Clean Tech Corp. were to prevail in this lawsuit and ICM, Inc. was not able to pay the claims, the company would be liable for any amounts not paid by ICM, Inc. under the indemnification clause. Due to this indemnification clause, the company does not expect to incur any costs related to the litigation and no liability has been recorded as of December 31, 2010.

BIG RIVER RESOURCES GALVA, LLC

In October 2006, the company entered into a development agreement with the City of Kewanee for the extension of the Enterprise Zone, to include land east of Galva upon which the company intends to construct the ethanol facility. The company was obligated to compensate the City of Kewanee an amount equal to 20% of the gross value of any retailer’s occupation tax exemption for which the company is eligible. Based on construction cost estimates at the time of execution of the agreement, an amount of $300,000 was estimated and paid within three months after the completion of construction.

NOTE M: COMMITMENTS AND CONTINGENCIES (continued)

BIG RIVER RESOURCES GALVA, LLC

In addition, the company is obligated to pay an amount equal to 20% of the gross value of the state use tax exemption that results from the purchase of any utility product, commodity or resource that such tax may be exempted from under the regulations of the enterprise zone before an extension and as it may be amended. Based on the estimated usage of natural gas at the time of the execution of the agreement, an amount of $160 per year is estimated to be payable in quarterly installments. The term of the agreement commenced on the date of execution and shall expire December 31, 2017. For the years ended December 31, 2010 and 2009, the company made payments totaling $160,000 and $406,668, respectively under this agreement.

BIG RIVER UNITED ENERGY, LLC

In September 2010, the company entered into a sponsorship agreement in which it made a $125,000 sponsorship payment in September 2010 for the 2011 race season. The agreement requires an initial term of six years and shall automatically renew for a single three year renewal term unless terminated by either party with a written notice of termination at least one hundred-eighty days before the end of the then-current term. The annual fee shall increase by $6,000 each subsequent year during the term of this agreement.

In addition to the forward contracts marked to market and identified as derivative instruments, the company has entered into unpriced forward ethanol sales contracts for delivery in 2011 of approximately 93,531,000 gallons.

NOTE N: SUBSEQUENT EVENTS

In preparing these financial statements, the company has evaluated events and transactions for potential recognition or disclosure through February 8, 2011, the date the financial statements were available to be issued.